Exhibit 10.3

January 25, 2024

Hanmi Pharmaceutical Co., Ltd.

14 Wiryeseong-daero, Songpa-gu,

Seoul, 05545, Korea

Re: Completion of Funding Obligation under Subscription Agreement dated September 6, 2023 (the “Subscription Agreement”) by and between Aptose Biosciences Inc. (the “Corporation”) and Hanmi Pharmaceutical Co., Ltd. (“Hanmi”).

Gentlemen:

This letter serves to confirm the agreement between the Corporation and Hanmi that the funding obligation of the Second Investment (as defined in the Subscription Agreement) as set forth in Section 1(b) of the Subscription Agreement (the “Funding Obligation”) will be fully satisfied and discharged by Hanmi upon the closing (the “Closing”) of the acquisition by Hanmi of such number of Purchased Shares and Purchased Warrants as set forth and defined in, and contemplated by, the subscription agreement dated January 25, 2024 between the Corporation and Hanmi (the “New Subscription Agreement”); provided that in the event that Closing fails to occur by virtue of the condition precedent set forth in Section 10(k) of the New Subscription Agreement not being fulfilled (and such non-fulfilment not being waived by Hanmi in its sole discretion), the Funding Obligation will nonetheless be fully satisfied and discharged. .

All other representations, warranties, covenants and terms of the Subscription Agreement, the New Subscription Agreement and the Amended and Restated Investor Rights Agreement dated January 25, 2024 by and between the Corporation and Hanmi will remain in full force and effect.

Very truly yours,

Aptose Biosciences Inc.

By:	/s/ Fletcher Payne
Fletcher Payne
Senior Vice President and Chief Financial Officer

Accepted and Agreed to as of the date set forth above

Hanmi Pharmaceutical Co., Ltd.

By:	/s/ Jae Hyun Park
Name: Jae Hyun Park
Title: Chief Executive Officer